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On February 24, 2021, James Taylor, the Chief Executive Officer of Electric Last Mile, Inc. (“ELM”), spoke on the Absolute Return Podcast during which they discussed the proposed business combination of ELM and Forum Merger III Corporation (“Forum”). Below is a copy of the transcript, which is being filed herewith as soliciting material

INTERVIEW ON ABSOLUTE RETURN PODCAST

Julian Klymochko: Welcome James to the podcast. Super excited to have you on The Absolute Return Podcast today, we have a lot to chat about, so let's get to it. What I found really interesting about your story is you have a storied background in the industry highlighted by roles, senior executive roles at General Motors, WorkHorse, Karma. Can you talk to our listeners about, how your career progressed and some of the keys to success to get you to where you are now?

James Taylor: Hmm, yes, thank you. And thanks for the opportunity Julian, to be on your show and podcast. Try to make a lot of years, a lot of decades as short as possible. I consider myself pretty fortunate. I jumped around inside the big house, General Motors and, you know, early on in my career, a lot of people that were moving to other companies and from Canada, one of them was a Magna that was growing significantly at that point in time, I sort of felt, you know, GM was so huge. I could move 10 times in GM and it was like going to 10 new companies because the divisions were so large and the different aspects of the business, the car business, the truck business. And then my case got lucky, went to Saturn, helped start that up, went to Europe, helped start up GM Europe.

And during all those different jumps and assignments was also moving from engineering, manufacturing, into purchasing, into a product management. So, connecting all those various stops inside a GM with experience. And then of course, raising in the organization. Got a pretty good understanding of how all the different parts of the car business that goes together. There's a lot of people that spend their whole life in one vertical. I'm in finance and they go all the way to their retirement date and finance or say engineering. And don't really get to see all of the different moving parts, but by then finishing off in the marketing and sales arena, and of course interfacing with the dealers that completed the full circle of all aspects starting right from the very beginning of product development. When it's literally a white sheet, then maybe some clays in the studio all the way out to finally handing them off to the customers and keeping them happy through service and sales and things.

So, given that opportunity to collect all those different experiences. And I left GM quite early from an age standpoint, wasn't retirement yet, but the bankruptcy was going on. So, as you can imagine, things were a little messy at that point in time. And this was, I think at 10 years ago, more or less was the initiation of a lot of the early electric vehicle startups. And a lot of them frankly don't even exist today. But at that point in time WorkHorse, which is now WorkHorse was starting off life as Amp Electric Vehicle Company in Cincinnati. So, I met the founder there, Steve Burns who's continued on at WorkHorse. And then also now of course it started Lordstown is another large SPAC in the electric vehicle business. And we started to grow that business, so that went from literally one extreme, a huge company, General Motors, obviously into a very, very small company and started to see the other side, what it takes to keep a company alive when you're just a startup and have no money and almost no people, but also the technology was pretty green and you know, aha. But it was very, very early, pretty crude, you know, battery technology, wasn't where it was today. So, you know, nearly negligible acceptance of EVs being a product to think of that time. Tesla was selling Roadsters, you know, who even remembers that. So, the first Roadster, so through then various, you know, various different stops, as you mentioned, Karma was a restart, you know, coming out of Fiskars bankruptcy, almost the other extreme and to very high end luxury, more like in Hummer time with marketing individual vehicles to, you know, very high price points, but being a hybrid, you know, it was exposed to a set of people that were interested in saying hedging the electric vehicle by having no range, anxiety and going halfway to the hybrids, kind of a practical solution, but also a startup. And by the time a Fisker had gone bankrupt, there was only 20 people left that at the new Fisker when we arrived, I had to grow the company back up to a thousand and get the vehicles back on the road, so that was a challenge.

And then when I sort of checked out for a little while, my now current partner Jason, that we knew from other ventures here in Detroit called and said, hey, got another opportunity. What do you think? And describe what the situation was here at this company. And so, I jumped in with him a couple of years ago and now, you know, the end of that road is us. We're calling it spinning out or carving out, separating a portion of that company that gives us the platform to be able to launch this new venture that we're going to talk about. I think in the fun part of life as life goes in circles, sometimes several circles, 20 years ago, I was on the engineering team that built the Hummer Plant out in Mishawaka in Indiana, 10 years ago, that plant reported to me when I was set of Hummer, President of Hummer. And now 10 years later, you know, we're buying that plant from the company to start our company. So, I've been around this particular facility now several times in my life and ironical that we're switching. And of course, from also Hummer, which we had to more or less shut down due to all of the pressure to become green at the time that it went down. And now we're going to start it up as an electric vehicle plant with no emissions. So, lots of interesting little trails through that history. That's about as short as I can make.

Julian Klymochko: That's a really interesting and compelling story where it really goes full circle. You started there and you really coming back and you had a really diverse range of roles, whether it's a senior executive at a very large established company or, you know, being part of a scrappy start-up going through challenges. How did these roles and what was the thing that really helped be at the engineering, the operations, the whole, you know, putting together a new company sort of aspect to it, what helped the most in preparing you to be a co-founder for ELMS?

James Taylor: I had a lot of experience internationally. We launched Cadillac worldwide when I was responsible for Cadillac, taking that, first Europe then also to China and building our plant there, expanding our footprint into China. And now, you know, Cadillac does very well there. And I think there was a time last year, the volume for Cadillac in China was actually higher than in the U.S. volume. So, it's a significant part of their portfolio now, but you know, international culture a nice stint in Europe, also understanding, you know, how do you deal with different people in different countries that do business differently than you do? I got say, unfortunately, auto guys grow up in whatever their auto city is, you know, Detroit or California and never leave town. So, I think it's critically that you understand how other business cultures operate.

I think the second aspect of you do your time in in a big company, whether it's GM or Ford or any of the large companies, or even other industries. And you're fortunate, like I was to move around a lot. You've kind of seen almost every possible video. So, from a stress standpoint, you know, you're not challenged with a problem, like, oh my God, what am I do here? I've never seen this. And when you're a big company like that, you get thrown a lot of curve balls. And so, the startup is hard enough with establishing a new entrance into a new segment, into a new market, hiring people without also wondering in parallel, like what do I do now? So, you know, these various stops have given me enough background, I've seen enough battles, enough wars and, you know, enough problems, enough challenges to say that most of those repeat themselves. And so, your kind of prepared for that aspect and you just have to take on other things. I look at some of these other frankly, you know, executives that are starting up companies that maybe ignorance is bliss, but you know, I'm not a subscriber that theory because this is an expensive sport, then you're investing a lot of people's money. So, I'm not sure you should get your training wheels on somebody else's dime. But there are some rookies in this space that are going to learn it the hard way that it's not so easy. I think even, Elon admitted that and halfway through, man this is a tough business.

Julian Klymochko: Oh, for sure.

James Taylor: So, I think having a blend of experience and then also, you know, youth and optimism is the good formula, but I think it's critical at the leadership level. You've got some stripes.

Michael Kesslering: So, I mean, obviously the transitional aspect of, I guess, with your career and then with ELMS as well, you're currently at another transition with the announced merger with SPAC or with this SPAC merger three, how did this deal come about?

James Taylor: I think, you guys I'm sure are well aware with the business you're in that SPACs. I don’t want to say came out of nowhere, but you know, in general, in the big picture, we're certainly a tool that's been around a long time, but then all of a sudden in the last year, it became the tool of choice, you know, to get capital quickly, to get capitalized quickly. And again, telling you what you already know is, the number one source of death is, running out of cash when you're a startup. And so, having access to sufficient capital to run your business and, you know, another fault tree that a lot of these auto startups, you know, don't really realize is how long that runway really is and how much capital it really takes. And they just, you know, kind of die trying, and whoever was the original funding sources just decide that, you know, they're out and now you have to go find new capital and, you know, you don't make it, the runway runs out. So, having a good line of sight on what your capital forecast is and having access to the capital markets in a pretty short period of time on a relative basis is a really, really good for startups like us. And the processes that are in place, it's an intensive workout. That's kind of like seal camp or something here. It's brutal for a few months because you're shrinking the whole IPO process into such a short period of time, but still trying to tick all the same boxes. Pretty, pretty tough on the team to be honest. We're not through there yet. I tell everybody we're on third base because we're pretty close, but we still have a distance to go till our final closing and our final becoming public. But a SPAC is really a great tool if you're aligned with the right partners, which we have the merger folks are very experienced in seniors and a lot of SPACs.

This is their third one, and they've been great partners all the way through the process, but the doors that they open up into the, you know, their capital market, their relationships, their friends in the money business. I've gone the other way where honestly, Steve Burns and I, the Lordstown guys, were walking up and down Park Avenue, knocking on doors, looking for, you know, 2 million and 1 million at a time, and that is brutal. So, having partners that have access to capital market, having the SPAC process that gathers it up relatively fast is definitely better than going it alone.

Michael Kesslering: Absolutely, and when you talk about finding the right partners, was it a matter of, you had already decided that you wanted to go the SPAC route and then it was finding a proper partnership, or was it kind of the opposite where you were keeping your options open and it just so happened that the correct partner kind of came about?

James Taylor: Yeah, good question. You actually, in our case, because my partner, Jason Lu, he's actually from a private equity background has excellent relationships through the big private equity firms. And so, with that background also the big M&A firms, Carlyle and companies like that. So, we were really, to be honest, heading more down, call it the traditional route when all of sudden you know, we're watching all of the other, which someday will become our competitors, or even just other industry SPACs. You know, they got this and this SPAC announced, and then like, again, like how life works from a relationship standpoint, Jason had done business with our SPAC chairman David Boris before, years ago in the banking business, David called, hey, by the way, I got SPAC firing up. And we said, well, hey, we might be interested. And so, it was kind of speed dating, to be honest. There had a relationship and a trust that had gone back on prior deals. We explained them our story by then they had looked at, it's in our filing. I don't know how many potential customers to merge with. So, they had a lot more runway than we did. I think we had two or three other SPACs, but not that many we were dating.

And as soon as we hooked up with David and his partner, Marshall. We got along instantly and off we went. So, it was a pretty, very, very short process on our end. We weren't SPAC shopping for long because actually we were going really in a different direction when this happened, but for them, they had shopped with numerous, both auto and nano industries given that this was their third SPAC, but we merged up very quickly. Aligned ourselves with our interests in their particular case. This worked for us because their model and they could prove it because they'd already done a couple of these. So, you could just check it out. It was very hands off in a sense that, okay, let's obviously jump in, cooperate, raise the capital, but then we're going to get out of your way. And you know, other SPAC folks have very active SPAC management that continue on into the business. Just like private equity, whether they're a passive investor or whether they're an active participant in the day-to-day business. Given Jason and my experience and age, let's say to be honest, we weren't really looking for much ongoing help other than a board level. So, we had a mutual alignment, I think of interests and they liked our space, which is something we'll talk a little bit about that, where we were going into the electric vehicle, they had looked at other EV companies and they liked where we were going and commercial and into this class one space better than some of the other prospects that they had looked at.

Julian Klymochko: So, speaking of competitors. The notion of going public by a SPAC, the two characteristics you mentioned, speed and access to capital. Certainly, some of your competitors or future competitors are now cashed up, or going to be cashed up with significant access to capital, through this SPAC transaction as are you. So, once you complete the transaction, ELMS will be a publicly traded business. Could you do a bit of a deep dive into the ELMS business model and how specifically it differs from your competitors?

James Taylor: Sure, sure. I think the first you know, let me walk your way down, sort of a tree, if you want to think of an inverse tree, maybe, but you know, the first big break point is commercial versus non-commercial. So, in the car business of your GM and Ford, I'll just keep coming back to them as the big domestic guys. Then you obviously have to serve two masters, which is a passenger vehicle being the largest of those. And that's where you're going to make your money and sell the majority of your volume. On the side, I'd say is also a commercial business where you're selling large volumes of fleet, you know, possibly things even like simple fleets, like a rental car business, or maybe all the way out to you know, different usages, but it's a fringe business, the commercial business, good business, but it's a small portion of your main activities. So, you're not putting, of course at the senior management level, all your attention into that on a day-to-day basis, you have a division that does that inside your company.

So, the first split is commercial versus retail. And as you know, some of the other SPACs that are coming out, Faraday into the passenger vehicle business. Some of them are going to ride both sides, you know, Rivian probably going to go both ways, Lordstown is commercial only, so that's the first split. Next one is, you know, the vehicles themselves. And of course, if you're in a passenger vehicle, there's all the sedans Fisker, you know, going into the crossover and the passenger business, totally. He's not even coming into commercial and our side commercial only, and then the next step is these delivery vans, Lordstown has got a pickup truck. Rivian got a pickup truck. There's a lot of new entrance of course, GM and Ford into the pickup business. Where we're not touching that space at all. So, some crossover between us and Lordstown, were both commercial, but not really given our product is quite different. And then the last part of that is down the tree one more from a commercial to delivery vehicles down to class one. So, for those that are listening to make this kindergarten simple. Car business or truck business is divided into light and heavy duty. Light, medium, heavy duty, excuse me. Light duty would be the class one's, two's, class three is medium duty, and then heavy duty. You get up into, course of the class eights and the vehicles, big highway hollers. So, if you come back down to this class one and two last two would be the Mercedes sprinter, the full-size Ford transit. Class one are the true minivans, that word got a different connotation as we went through, you know, kids and Chrysler minivans and things like that. But this is a very small van, still a delivery van, not a passenger van and class one says that you can have up to and hold, including the passengers basically carry 6,000 pounds. So that makes it a small light and separates it into this class two space. So, the unique market for us that we're entering and so far, would say are both first-mover and will be alone in, is this very bottom of the classifications inside the truck market of class one. There's been several announcements in class two and three, as you guys know with Canoo and Arrival. Well GM with BrightDrop of course, for transit full-size that are in the class two space. But as of right now, no announcements in this class one area that we'll be launching into initially.

Julian Klymochko: So, I wanted to touch on that, your first vehicle, the Urban Delivery. it's anticipated to be, as you indicated, the first class one electrical vehicle in the U.S. market, is there a specific reason on why you chose to focus on that segment of the EV market or wasn't as easy as no one else was really focused on that?

James Taylor: Well, let me tie a couple of things together. One is, is our business model, which we'll talk about just briefly, but from a market access, sure. It's obviously better to commend where there's no competition. So, looking across the segments and across when we're doing our market studies, where we could enter entering into white spaces is better than you know, where it's crowded. So, as we now see coming to that pickup truck market, for instance, right now, Tesla, I forgot them, already announcing there's an all the rest of the competitors. They're going to have to all kind of Duke it out amongst themselves versus where we're entering, but a critical in that class, one space is price point. And one of the reasons there's not an activity, that's a tough price point to hit. So basically, your all-in. Price has to be in the $30,000 dollars, low thirties area, 30/32, at least in the U.S. here compliments to the $7,500 dollar tax credit that lands you at 25,000, which is the same price as the comparable gas vehicle, but from a bill of material, manufacturing and a cost standpoint, that's a very difficult point for in a large OEMs to reach.

And so, for instance, in Ford and, you know, FCA case, those are vehicles imported from Europe, where they're built-in low-cost countries to try to achieve that $25,000 dollar point. Nissan makes theirs in Mexico, but as announced going out of the business, GM exited the business years ago. To try to get down to that low-cost point is very, very difficult. And so, our source of hardware, as you know, from our business model being platforms being brought in from Asia that are engineered at that low cost, gave us a unique chance to get into that bottom end of the market and of course still make profit, but it's been shown already by the large OEMs with their cross structures, their engineering processes, their specifications, and coming back to what I mentioned a few minutes ago, trying to serve two masters by both being a passenger vehicle and a commercial vehicle. That demands a lot of creature features and things in the passenger side that add costs to your commercial side. So consequently, the punchline here is it's a very difficult price point. So, when we ran the numbers to see, as we bring in the basically the bodies from overseas and then finish up, putting them here with our U.S powertrain and then the upfitting and landing this comfortably with a margin at 25,000 net for a customer is very attractive. And, you know, we had immediate positive response to that price point. So, a couple of reasons, the unique business model land us there and also it was white space.

Michael Kesslering: And so, when you look at beyond the initial vehicle launch and as Julian mentioned, you do have a substantial amount of cash that you're able to post-closing that you'll be able to allocate. Where are you seeing some areas of growth potentially beyond the first the first launch?

James Taylor: Yes, well, I think in that one is in two different directions. One is bringing some of the product that we have in our current forecast and then the product plan that you've seen in the deck moving that forward because those sort of you know, people be get launched times. There's no actual bottleneck in that. It's just your engineering resources and the amount of cash that you're going to have burn to be able to bring those forward. If you're trying to conserve cash, you probably have to do one vehicle, let that cycle down, then you sequentially move to the next one. In our case with the cash that we're forecasting to have. Now you guys are understanding the SPAC model. I don't want to talk down, but just so you understand the SPAC money, isn't guaranteed, right? It's sitting in trust. They still have to go through a vote process to actually, you know, issue that money. So, there could be a swing on whether that 250 in the SPAC all comes our way or only a portion of it. So, let's plan best case. If we've got all of the SPAC money came our way, there were no redemptions. Second part of that is that the money that we've raised outside of that all comes in, then we definitely have, you know, a pot of money in excess of what we had said, we would need to do the plan that we forecasted. So, let's hope that all comes true. And if it does, then we will be able to move, some (A) of our product forward, (B) add other variations, other flavors, other models that we didn't originally have in the plan. (C) is M&A and as you've seen in our model there, we have some relationships with some upfitting companies, as well as the data companies. And we have also kind of line of sight or target eyes on some opportunities that say in the M&A space, you know, we could take on other minority or majority share ownerships and bring those closer into us than using say a traditional supplier model. So those are some ideas of what we would use the so-called extra cash for, but that's a good problem, having extra cash.

Julian Klymochko: Certainly, the market environment for a company such as ELMS, and some of your competitors, potential competitors, as you discussed the Canoo, Lordstown, Arrival, et cetera, investors are very interested in backing EV companies newly going public. So, there's a lot of interest, but for investors new to the ELMS story, how would you summarize the investment case for the stock in 90 seconds?

James Taylor: Well, I think they have to understand again, that our business model is different than all of the rest of those guys in the sense of using existing proven platforms and hardware. So, coming off of an existing base drastically reduces the investment. So, you're looking at return on investment that you're, and no shots taken, but Arrival or Lordstown, you know, pick any of them. And you're sort of downstroke or cost center, the businesses, you know, $700, $800 billion dollars, $2 billion in Rivian space. At some point in time, you have to pay that investment back. We have a very, very low entry cost in our particular case, we're showing 116 to get into the first models. So, you know, our need to then great margin to break even and become cashflow positive is very short and different than the other guys a lower number of units or a lower period of time before we're in a pretty healthy cash position and producing, you know, very large amounts of cash, which should turn into both returns and stock prices. So, we're a unique in that regard just to be redundant in my 90 seconds first mover in that class, one space means that we get a jump on it, anybody that wants to can turn that space on and get there, if they could reach the price points and still make money, but at least we'll have a jump on them and earn some share before they get there. And I think if you guys look at any of the forecasts that are out there for this delivery space, they all have to be understated because nobody saw the increase of going what's on an e-commerce and then therefore the demands on delivery. And of course, COVID just, you know, accelerated that drastically, given your name, I see behind you there, this is the biggest acceleration there's. That's really a Canadian term hockey stick that says.

Julian Klymochko: Yeah.

James Taylor: Whatever curves we have in our deck, whatever curves you look up from any you know, third parties, they got to be wrong in how crazy e-commerce is going to go and this last mile delivery. So, I think we're in a bulls-eye space in this a truly, literally last lift, last mile. The term last mile has got a pretty broad usage. It's become almost a term or a thing versus the last mile literally, and because our vehicles are the small ones and they're almost the shuttles, they truly are the last delivery leg in this long chain of logistics. So that space is so over demanded right now that customers we've talked to, if you had 5,000 thousand tomorrow, we will take them. If you have 10,000 thousand, I'll take them. They're hungry to get their hands on, of course, now gas, there are no electric, but any hardware they can get their hands on. And I think this makes it personal in a lot of the investment space that you would might look at and study and report on, or even just personal investors that you have to kind of imagine the product, or imagine its application. In this particular case, you just open up your front door three times a day, you know, it's arriving. So, I don't have to explain this market to anybody, everybody gets it, you know, just by looking on their front step. And so, the demand on that is off the charts. So, I'm pretty sure as we arrive with the product and the price point and the benefits that we're advocating here, that we'll have a much, much higher volumes than short-term, we're going to be able to supply.

Julian Klymochko: It's a really interesting aspect. Highlighting the effect of the growth, rapid growth, acceleration of e-commerce just because of the pandemic and the positive benefits on ELMS. Now, before we wrap up the podcast for today, where can investors and even potential customers find out more about ELMS?

James Taylor: Well, of course our website would be a good place to start. Obviously also a forms website has our material as well. And we just had our proxy filings on Tuesday mornings. This is good time to announce or talk about that, but it's a natural part of the process, if the people have the time and the desire, of course that complete filing is there also to read through and understand our business much better. So, I think those would be the three best locations to look

Julian Klymochko: Great, and I definitely encourage investors to take a good read of your press release, the presentation, along with the proxy filing. Get all the details and do your due diligence prior to investing. Certainly, ELMS presents very interesting case if you're looking to get in the EV sector as an investment. So, thank you, James, for joining us on the podcast really appreciate it. And we wish you all the best with your on the upcoming closing for the merger three deal and best of luck in the market too.

James Taylor: Thanks Julian. Thanks Mike.

Julian Klymochko: All right. Bye everybody.

***

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination with ELMS, Forum filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and intends to file a definitive proxy statement with the SEC. Forum’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, when available, the definitive proxy statement, in connection with Forum’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents contain important information about Forum, ELMS and the proposed business combination. When available, the definitive proxy statement for the proposed business combination will be mailed to stockholders of Forum as of a record date to be established for voting on the proposed business combination. Forum’s stockholders may also obtain a copy of the preliminary proxy statement and the definitive proxy statement, once available, as well as other documents filed with the SEC by Forum, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Forum Merger III Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. The information contained on, or that may be accessed through, the websites referenced in this filing is not incorporated by reference into, and is not a part of, this filing.

Participants in the Solicitation

Forum and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the business combination. Information about the directors and executive officers of Forum and a description of their interests in Forum are set forth in the preliminary proxy statement, which was filed on February 16, 2021 with the SEC, and definitive proxy statement, when it is filed with the SEC, in connection with the proposed business combination. These documents can be obtained free of charge from the sources indicated above.

ELMS and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Forum in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination are set forth in the preliminary proxy statement, which was filed on February 16, 2021 with the SEC, and definitive proxy statement, when it is filed with the SEC, in connection with the proposed business combination. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This filing shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This filing shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This filing includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forum’s and ELMS’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Forum’s and ELMS’s expectations with respect to future performance and anticipated financial impacts of the previously announced business combination of Forum and ELMS (the “business combination”), the satisfaction of the closing conditions to the business combination, the size, demands and growth potential of the markets for ELMS’s products and ELMS’s ability to serve those markets, ELMS’s ability to develop innovative products and compete with other companies engaged in the commercial delivery vehicle industry and/or the electric vehicle industry, ELMS’s ability to attract and retain customers, the estimated go to market timing and cost for ELMS’s products, the implied valuation of ELMS and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Forum’s and ELMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger (“Merger Agreement”) relating to the business combination or could otherwise cause the business combination to fail to close; (2) the inability of ELMS to (x) execute the transaction agreements for the Carveout Transaction (as defined below) that are in form and substance acceptable to Forum (at Forum’s sole discretion), (y) acquire a leasehold interest or fee simple title to the Indiana manufacturing facility or (z) secure key intellectual property rights related to its proposed business; (3) the outcome of any legal proceedings that may be instituted against Forum or ELMS following the announcement of the business combination; (4) the inability to complete the business combination, including due to failure to obtain approval of the stockholders of Forum or other conditions to closing in the Merger Agreement; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the business combination; (6) the inability to obtain the listing of the common stock of the post-acquisition company on the Nasdaq Stock Market or any alternative national securities exchange following the business combination; (7) the risk that the announcement and consummation of the business combination disrupts current plans and operations; (8) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that ELMS may be adversely affected by other economic, business, and/or competitive factors; (12) the impact of COVID-19 on the combined company’s business; and (13) other risks and uncertainties indicated from time to time in the proxy statement filed relating to the business combination, including those under the “Risk Factors” section therein, and in Forum’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Forum and ELMS consider immaterial or which are unknown. Forum and ELMS caution that the foregoing list of factors is not exclusive. Forum and ELMS caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ELMS is currently engaged in limited operations only and its ability to carry out its business plans and strategies in the future are contingent upon the closing of the proposed business combination. The consummation of the business combination is subject to, among other conditions, (i) the execution and effectiveness of transaction agreements by ELMS with SF Motors, Inc. (d/b/a SERES) (“SERES”), including as contemplated by the term sheet entered into by ELMS and SERES, that are each in form and substance acceptable to Forum (at Forum’s sole discretion), (ii) the acquisition by ELMS of a leasehold interest or fee simple title to the Indiana manufacturing facility prior to the business combination, and (iii) the securing by ELMS of key intellectual property rights related to its proposed business (collectively, the “Carveout Transaction”). All statements herein regarding ELMS’s anticipated business assume the completion of the Carveout Transaction. Forum and ELMS do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.